Exhibit 99.1
Lime Energy Co. Reports Results for
Three-Month and Twelve-Month Periods Ended December 31, 2008
Company reports record revenues and first quarter with positive adjusted EBITDA* in its history
ELK GROVE VILLAGE, IL, March 10, 2009—Lime Energy Co. (NASDAQ: LIME), a leading provider of energy efficiency and renewable energy design/build solutions, today announced its results for the three-month and twelve-month periods ended December 31, 2008.
“We are extremely pleased to report record revenues and the first quarter in our history with positive adjusted EBITDA” stated David Asplund, Chief Executive Officer of Lime Energy. “This marks another key milestone achieved as we work to build Lime Energy into the leading energy efficiency and renewable energy solutions provider in the country. In spite of an increasingly difficult economic environment, we continued to build upon our platform by hiring and training new employees, achieved a 194% increase in revenue for the year and continued to increase and diversify our customer base and our energy efficiency solution offerings. Our customer base now includes commercial and industrial businesses, building owners, large property management companies, utilities as well as federal, state and local government entities through our energy service company (ESCO) partners. Our solution offerings now include energy efficiency engineering and consulting as well as the development and implementation of energy efficient lighting, HVAC, water, weatherization, and renewable energy solutions. We believe our customer diversification and our diversified energy efficiency services create a solid, scalable business model to drive profitable growth as demonstrated in the fourth quarter.”
“2008 was a very successful year for our company in most every respect” continued Mr. Asplund. “Looking forward, we remain cautiously optimistic despite the difficult and uncertain economic environment. We continue to work with new and existing corporate customers who look to us as their trusted energy efficiency advisor to help them reduce costs. We also continue to work with our ESCO partners on government efficiency projects. Over the last several months, the U.S. Government has announced over $100 billion for energy efficiency projects through programs ranging from the Department of Energy’s new Indefinite Delivery Indefinite Quantity (IDIQ) Energy Savings Performance Contracts (ESPCs) to the recently announced American Recovery and Reinvestment Act of 2009. These projects create jobs, reduce operating expenses, provide attractive returns on taxpayer dollars, reduce energy and water use to help achieve federal, state and local reduction initiatives, and reduce greenhouse gas emissions caused by most energy production. Should the government implement mandates to cap and reduce greenhouse gas emissions, it will become even more imperative for our corporate customers to also implement multi-measure solutions to reduce their energy use and their carbon footprint. Lime Energy is well positioned to help our customers on multiple fronts as highlighted by our recently announced lighting and weatherization project for a U.S. Army base, water conservation project for a correctional facility, and geothermal heat pump project for a public housing facility” concluded Mr. Asplund.

Results for the three-month period ended December 31, 2008:
•	Revenue for the fourth quarter of 2008 increased $21,659,797 or 293% to $29,048,597 from $7,388,800 in the fourth quarter of 2007.

•	Gross profit increased $5,017,728 or 350% during the fourth quarter of 2008 $6,451,987 compared to $1,434,259 in the fourth quarter of 2007.

•	Adjusted EBITDA income of $1,431,563 during the fourth quarter of 2008 compared to a loss of $1,182,799 during the fourth quarter of 2007*.

•	Selling, General and Administrative expenses declined to 20.1% of revenue during the fourth quarter of 2008 from 56.9% of revenue during the third quarter of 2007.

•	Operating loss $342,478 during the fourth quarter of 2008 compared to an operating loss of $7,309,510 during the same period of 2007.

•	Net loss available to common stockholders of $1,420,875 during the fourth quarter of 2008 compared to a loss of $7,632,812 during the fourth quarter of 2007.

•	Basic and diluted loss of $0.16 per share for the fourth quarter of 2008 as compared to $0.99 per share for 2007.
Results for the twelve-month period ended December 31, 2008:
•	Revenue for 2008 increased $37,740,794, or 194%, to $57,221,924 as compared to $19,481,130 for 2007.

•	Gross profit increased $7,640,092 or 174%, to $12,038,822 from $4,398,730 for 2007.

•	Adjusted EBITDA loss declined 13% to $4,121,281 in 2008 from $4,758,354 for 2006*.

•	Selling, General and Administrative expense were 35.6% of revenue during 2008 as compared to 67.1% of revenue during 2007.

•	The operating loss declined 30% to $10,444,410 for 2008, from $14,867,498 for 2007.

•	Net loss available to common stockholders of $13,323,540 compared to $15,552,728 for 2007.

•	Basic and diluted loss of $1.59 per share for 2008 as compared to $2.06 per share for 2007.

*	Please see the reconciliation of non-GAAP financial measures and Regulation G disclosure later in this press release.
Business Highlights
•	Energy Efficiency Services Division revenue, excluding AEM, increased 47% to $23.7 million from $16.1 million in 2007

•	Stock listed on the NASDAQ Capital Market and included in the Russell Micro Cap Index

•	Expanded a partnership with Associated Food Stores (AFS) to assist the grocery wholesaler in further “greening” their locations.

•	Awarded a competitively bid contract to provide energy efficiency services for the New York Power Authority (NYPA) estimated to be $10 million in total.

•	Completed work on over $8 million in energy efficient lighting upgrades with several of the now largest banks in the country

•	Announced a financial recapitalization that raised $12.5 million in cash, eliminated $3.6 million in debt, converted $14.7 million of debt into preferred stock and increased shareholder equity by approximately $30 million

•	Created 29 “green” jobs in the fourth quarter of 2008. As of December 31, 2008, we had 371 employees, of which 259 were full time employees and 112 were part time employees; 55 were management and corporate staff, 13 were engineers, 50 were engaged in sales and marketing and 253 were engaged in project management, product installation, customer support and field service.
Recent Developments
•	Expanded executive management team and realigned organizational structure to more efficiently manage and grow our business

•	Announced intent to divest the Energy Technology Division to focus on the core Energy Efficiency Services Division
Financial Outlook
The company’s revenue has been seasonal in nature where the first quarter is typically the lowest with each sequential quarter higher. If this pattern continues, we expect our first quarter 2009 revenue to be between $13 million to $15 million with negative adjusted EBITDA, and total revenue for fiscal 2009 of between $80 million and $85 million with breakeven to positive adjusted EBITDA.

LIME ENERGY CO.
Condensed Consolidated Statement of Operations
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2008	2007	2008	2007

Revenue	$29,048,597	$7,388,800	$57,221,924	$19,481,130

Cost of sales	22,596,610	5,954,541	45,183,102	15,082,400

Gross profit	6,451,987	1,434,259	12,038,822	4,398,730

Selling, general and administrative	6,079,386	4,202,632	20,391,137	13,072,381
Amortization of intangibles	715,079	359,168	2,092,095	2,011,878
Impairment loss	—	4,181,969	—	4,181,969

Operating loss	(342,478)	(7,309,510)	(10,444,410)	(14,867,498)

Interest (expense) income, net	(790,383)	(323,302)	(2,591,116)	(685,230)

Net Loss	(1,132,861)	(7,632,812)	(13,035,526)	(15,552,728)

Preferred Stock Dividends	(288,014)	—	(288,014)	—

Net Loss Available to Common Shareholders	(1,420,875)	(7,632,812)	(13,323,540)	(15,552,728)

Basic and Diluted Loss Per Common Share	$(0.16)	(0.99)	$(1.59)	$(2.06)

Weighted Average Common Shares Outstanding	9,146,215	7,706,291	8,381,697	7,541,960

Reconciliation of Non-GAAP Financial Measures and Regulation G Disclosure
We report our financial results in accordance with generally accepted accounting principles (“GAAP”). However, we believe that certain non-GAAP financial measures that we use to manage the Company’s business fall within the meaning of Regulation G (Disclosure of Non-GAAP Financial Measures) by the Securities and Exchange Commission. We have included these non-GAAP measures in the press release because we believe they may provide readers with additional meaningful comparisons to prior reported results.
A reconciliation of the non-GAAP financial measures to the most directly comparable GAAP financial measure is as follows:

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2008	2007	2008	2007

Net loss	$(1,132,861)	$(7,632,812)	$(13,035,526)	$(15,552,728)

Depreciation and amortization	852,836	429,432	2,539,604	2,200,444
Interest expense (income), net	790,383	323,302	2,591,116	685,230
Provision for income taxes	—	—	—	—

EBITDA	510,358	(6,880,078)	(7,904,806)	(12,667,054)

Share based compensation	921,205	1,515,310	3,783,525	3,726,731
Impairment loss	—	4,181,969	—	4,181,969

Adjusted EBITDA	$1,431,563	$(1,182,799)	$(4,121,281)	$(4,758,354)

Additional Information
A full analysis of the twelve-month results will be available in our 10-K, which we will release on March 10, 2009 and made available on our website at www.lime-energy.com or on www.sec.gov.
Conference Call Information
Lime Energy Co. (Nasdaq: LIME), will hold a conference call on Tuesday, March 10th at 4:30 PM ET to discuss fourth quarter and year end operating results.
Investors can access the call by calling toll free 800-901-5241 and use passcode 36999643. International callers can dial 617-786-2963 and use the same passcode.
The call will be available for replay until June 10, 2009 by dialing toll free 888-286-8010 or 617-801-6888. The replay will require use of passcode 90842861.
The call can also be accessed through Lime Energy’s Investor Relations section of its website at http://www.lime-energy.com. This call is being webcast by Thomson/CCBN and is being distributed through the Thomson StreetEvents Network to both institutional and individual investors. Individual investors can listen to the call at http://www.fulldisclosure.com, Thomson/CCBN’s individual investor portal, powered by StreetEvents. Institutional investors can access the call via Thomson’s password-protected event management site, StreetEvents (http://www.streetevents.com).

About Lime Energy Co.
Lime Energy is a leading provider of energy efficiency and renewable energy design/build solutions. The Company performs energy efficiency engineering and consulting as well as the development and implementation of energy efficient lighting, HVAC, water, weatherization, and renewable energy solutions. Lime Energy’s clients include commercial and industrial businesses, building owners, property management companies as well as federal, state and local government agencies through energy service company (ESCO) partners. The company’s stock is traded on NASDAQ under the symbol LIME. Additional information is available at the company’s website at www.lime-energy.com or by calling 847-437-1666.
Lime Energy Investor Relations
Glen Akselrod, Bristol Capital Ltd.
Telephone 905-326-1888
E-mail glen@bristolir.com
FORWARD-LOOKING STATEMENTS
This news release includes forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements that reflect Lime Energy’s current expectations about its future results, performance, prospects and opportunities. Lime Energy has tried to identify these forward-looking statements by using words and phrases such as “may,” “expects,” “anticipates,” “believes,” “intends,” “estimates,” “plan,” “should,” “typical,” “preliminary,” “hope,” or similar expressions. These forward-looking statements are based on information currently available to Lime Energy and are subject to a number of risks, uncertainties and other factors that could cause Lime Energy’s actual results, performance, prospects or opportunities in the remainder of 2009 and beyond to differ materially from those expressed in, or implied by, these forward-looking statements. These risks are referenced in Lime Energy’s current Annual Report on form 10-K or as may be described from time to Lime in Lime Energy’s subsequent SEC filings; and such factors as incorporated by reference.